Exhibit 99.1 Officer's Certificate as to Compliance for the Series 2000-8 Certificates dated as of March 21, 2001

              WASHINGTON MUTUAL MORTGAGE SECURITIES CORP.
                         OFFICER'S CERTIFICATE

     The undersigned officer of Washington Mutual Mortgage Securities
Corp., formerly PNC Mortgage Securities Corp., a Delaware corporation
(the "Company") hereby certifies on behalf of the Company and on his own behalf for purposes of the Company's Mortgage Pass-Through
Certificates, Series 2000-8, as follows:
     1.   I am the duly appointed, qualified and acting Second Vice
          President of the Company.
     2. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Pooling and Servicing Agreement related to the above-referenced series of Certificates.
     3.   I am duly authorized to execute and deliver this Officer's
          Certificate on behalf of the Company.
     4. A review of the activities of the Master Servicer during the preceding calendar year and performance under this Agreement has been made under my supervision.
     5.   To the best of my knowledge, based on such review, the Master
          Servicer has fulfilled all its obligations under the Agreement throughout such year.
     IN WITNESS WHEREOF, I have signed my name as of March 21, 2001.


                              By:  /s/ Richie Moore
                                   ---------------------
                                   Richie Moore
                                   Second Vice President